UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 28, 2020

Impac Mortgage Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-14100	33-0675505
(Commission File Number)	(IRS Employer Identification No.)

19500 Jamboree Road, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

(949) 475-3600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.01 par value	IMH	NYSE American
Preferred Stock Purchase Rights	IMH	NYSE American

Item 1.01	Entry into a Material Definitive Agreement

On October 28, 2020, Impac Mortgage Holdings, Inc. (the “Company”) entered into an agreement to repay $5,000,000 of its outstanding convertible promissory notes (the “Original Notes”) on November 9, 2020, the date of maturity of such notes, and amend and restate the remaining principal amount of $20 million of convertible promissory notes to extend the maturity date of such notes by eighteen months (until May 9, 2022) (the “Amended Notes”). The remaining Amended Notes otherwise contain the same terms and conditions as the Original Notes as further described below.

Interest on the Amended Notes remains at 7.0% per annum payable quarterly and computed on the basis of a 360 day year of twelve (12) months each comprised of thirty (30) days.  The Amended Notes contain customary affirmative and negative covenants of the Company, including covenants not to incur certain indebtedness that is not subordinated and not to make optional payments on its indebtedness (other than on the Amended Notes) or amend material indebtedness in a manner that is adverse in any material manner to the Noteholders.

Noteholders may convert at any time all or a portion of the outstanding principal amount of the Notes into shares of the Company’s Common Stock (“Conversion Shares”) at a rate of $21.50 per share (up to 930,233 shares in the aggregate), subject to adjustment for stock splits and dividends (the “Conversion Price”). The Company has the right to convert the entire outstanding principal of the Notes into Conversion Shares at the Conversion Price if the market price per share of the Common Stock, as measured by the average volume-weighted closing stock price per share of the Common Stock on the NYSE MKT (or any other U.S. national securities exchange then serving as the principal such exchange on which the shares of Common Stock are listed) for any twenty (20) trading days in any period of thirty (30) consecutive trading days, reaches the level of $30.10.  Upon conversion of the Amended Notes by the Company, the entire amount of accrued and unpaid interest (and all other amounts owing) under the Amended Notes are immediately due and payable.  To the extent the Company pays any cash dividends on its shares of Common Stock prior to conversion of the Notes, upon conversion of the Amended Notes, the Noteholders will also receive such dividends on an as-converted basis of the Amended Notes less the amount of interest paid by the Company prior to such dividend.

Upon a change of control of the Company, the holders of a majority of the outstanding principal balance of the Amended Notes have the right to either (a) cause all unpaid principal and accrued but unpaid interest and other amounts owing to become immediately due and payable in full, (b) cause the entire unpaid principal balance of the Amended Notes to be converted into shares of the Common Stock at the Conversion Price then in effect, with the  entire amount of accrued but unpaid interest and other amounts owing under the Notes to be immediately due and payable in cash, or (c) cause the Amended Notes to continue in full force and effect.

The Amended Notes include customary events of default including: failure to pay principal on any Amended Notes when due; failure to pay interest on the Amended Notes for two business days after it becomes due; failure in the performance of any other covenant contained in the terms of the Amended Notes for a period of thirty (30) days after written notice from any Noteholder; acceleration of other debt agreements representing in excess of $3 million of indebtedness at any one time; the entry of judgments in excess of $3 million against the Company and certain bankruptcy events.  Upon an event of default, holders of 66 2/3% of the aggregate unpaid principal balance of all outstanding Notes may declare the Notes immediately due and payable.

The shares which may be issued upon conversion of the Amended Notes are afforded certain registration rights until such time all securities have been registered or may be sold pursuant to Rule 144 under the Securities Act within a three (3) month period. The Company has agreed to file registration statements upon request by holders of a majority of the Conversion Shares. The Noteholders may make a request for long form registrations and short form registrations up to two and four times, respectively, and registration of other securities (other than the Company’s securities) will not be included without prior written consent from at least a majority of the registrable securities included in a registration. The Noteholders also have piggyback registration rights.

The securities described above were offered and sold pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The description above is qualified in its entirety by reference to the form of Amended Note attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	Other Events

On October 28, 2020, the Company issued a press release announcing that is has entered into the Amended Notes. The press release relating to the amendment of the Original Notes is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Exhibits

Exhibit Number

10.1	Form of Amended and Restated Convertible Promissory Note, due May 9, 2022.

99.1	Press release dated October 28, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: October 28, 2020

	By:	/s/ Joe Joffrion
	Name:	Joe Joffrion
	Title:	Senior Vice President and General Counsel